FOR IMMEDIATE RELEASE

ALLSTAR SYSTEMS ANNOUNCES AMENDMENT OF AGREEMENT TO SELL ITS COMPUTER PRODUCTS DIVISION

     HOUSTON, April 7, 2000/PR Newswire/-Allstar Systems, Inc.(Nasdaq: ALLS), announced today that it reached agreement with Amherst Technologies, L.L.C. to amend the previously announced Asset Purchase Agreement among Allstar Systems, Amherst and Amherst Computer Products Southwest, LP relating to the sale of certain assets and the ongoing operations of its Computer Products Division.

     Pursuant to the amendment, in addition to the purchase price provided in the Asset Purchase Agreement, Amherst paid to Allstar Systems $250,000 as a non-accountable expense reimbursement. In addition, Amherst placed $500,000 in an escrow account to be applied to the purchase price at closing of the transaction.

     Additionally, James H. Long amended the Voting and Support Agreement previously executed by him in connection with the transaction. The amendment unconditionally requires him to vote all of his shares of stock in Allstar Systems in favor of the transaction and against any other transaction. Mr. Long also executed a proxy granting to designees of Amherst the right to vote his shares for the transaction and against any other transaction.

     The statements contained in this document that are not historical facts, including but not limited to, statements identified by the use of words such as "anticipate," "appear," "believe," "could," "estimate," "expect," "hope," "indicate," "intend," "likely," "may," "might," "plan," "potential," "seek," "should," "will," "would," and any other variations or negative expressions of these terms, are "forward-looking statements" within the meaning of the Private Securities Litigation Reformed Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including the risks and uncertainties set forth from time to time in Allstar Systems public reports and filings and other public statements. Recipients of this document are cautioned to consider these risks and uncertainties and not place undue reliance on these forward-looking statements.

     For additional information contact: James H. Long, President and Chief Executive Officer, (713) 795-2301.